                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 033-65493

PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED JANUARY 22, 1996)
(as supplemented by Prospectus Supplements dated February 28, 1996, April 18, 1996, May 28, 1996, June 5, 1996, June 17, 1996, June 20, 1996, June 25, 1996,
June 28, 1996, July 10, 1996, July 26, 1996, August 20, 1996, September 17,
1996, September 24, 1996, October 18, 1996, November 14, 1996, December 20, 1996 and January 3, 1997)

                           TELE-COMMUNICATIONS, INC.

           TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON STOCK
                               ($1.00 PAR VALUE)

      TELE-COMMUNICATIONS, INC. SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                               ($1.00 PAR VALUE)

                                 ------------

   The following Selling Stockholders sold shares of the Company's Tele-Communications, Inc. Series A TCI Group Common Stock ("TCOMA") and Tele-Communications, Inc. Series A Liberty Media Group Common Stock ("LBTYA") on the dates, in the amounts and at the prices set forth below:

      On January 6, 1997, Michael S. Naify sold (i) 20,000 shares of TCOMA at the following prices: 10,000 shares at $13.875 per share and 10,000 shares at $14 per share, and (ii) 5,000 shares of LBTYA at $29 per share. On January 6, 1997, Marshall Naify sold 750,000 shares of TCOMA at the following prices:
   300,000 shares at $13.875 per share and 450,000 shares at $14 per share. On January 7, 1997, Marshall Naify sold 250,000 shares of TCOMA at $14.125 per share. On January 8, 1997, Michael S. Naify sold (i) 24,385 shares of TCOMA at $14.75 per share and (ii) 6,096 shares of LBTYA at $28 per share.

   All 1,044,385 shares of TCOMA and 11,096 shares of LBTYA were sold by the Selling Stockholders mentioned above to Montgomery Securities, as principal. No commission or other compensation was paid to Montgomery Securities in connection with such sales.

   Immediately following the sales described above, Michael S. Naify did not own any shares of TCOMA or shares of LBTYA. However, Michael S. Naify may be deemed to beneficially own (a) 229,996 shares of TCOMA and 57,499 shares of LBTYA issuable upon conversion of Notes owned of record by Marshall Naify as sole trustee under the Michael S. Naify 1963 Trust and (b) 109,328 shares of TCOMA and 27,332 shares of LBTYA issuable upon conversion of Notes owned of record by John M. Sherwood as trustee under the Michael S. Naify 1981 Trust. Immediately following the sales described above, Marshall Naify beneficially owned 9,932,213 shares of TCOMA and 2,731,781 shares of LBTYA which are either held outright or in brokerage accounts or are issuable upon the conversion of certain Notes, and which shares represent approximately 1.69% of the outstanding shares of TCOMA and 1.85% of the outstanding shares of LBTYA. The share numbers in the preceding sentence do not include (a) 229,996 shares of TCOMA and 57,499 shares of LBTYA issuable upon conversion of Notes owned of record by Marshall Naify as sole trustee under the Michael S. Naify 1963 Trust and (b) approximately 103,588 shares of TCOMA and 27,149 shares of LBTYA held in the United Artists, Inc. Employee Stock Ownership Plan for the benefit of Marshall Naify.

   On December 12, 1996, the Leslie C. Naify 1981 Trust terminated pursuant to its terms and Notes in the aggregate principal amount of $182,233.74 held by such trust were distributed to Leslie C. Naify, the beneficiary of such trust.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

           The date of this Prospectus Supplement is January 9, 1997